Exhibit 99

                                                           FOR IMMEDIATE RELEASE
CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE:   (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES THIRD QUARTER 2007 EARNINGS

ORANGEBURG, South Carolina, October 30, 2007 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $872,000 or $.19 per diluted share for the quarter ended September 30, 2007 compared to $1,201,000 or $.27 per diluted share for the quarter ended September 30, 2006, a decrease of $329,000 or 27.4%.

For the nine months ended September 30, 2007 consolidated net income was $3,347,000 or $.74 per diluted share compared to $3,775,000 or $.84 per diluted share for the nine months ended September 30, 2006, a decrease of $428,000 or 11.3%.

Consolidated assets for Community Bankshares totaled $593.7 million at September 30, 2007 compared to $578.5 million at December 30, 2006 an increase of $15.2 million or 2.6%. For the same periods, gross loans totaled $456.7 million compared to $409.7 million, an increase of $47 million or 11.5%. For the same periods, deposits totaled $471.4 million compared to $483.6 million, a decrease of $12.2 million or 2.5%.

Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "Third quarter earnings are not what we would like them to be. As has been the case this year for us and many other banks, our earnings were constrained by declining margins and a drop in fee income from residential mortgage lending. Our net interest margin is 15 basis points lower this year than for the comparable period last year. In addition, after thorough analysis, we recognized a $500,000 provision expense for certain loans originated and sold by the wholesale department of our mortgage division. Over one year ago we drastically changed our approach to the wholesale mortgage business. We do not expect this level of loss to occur in the future given the changes instituted in 2006.

"On a positive note, loans grew by a $47 million or 11.5% during the first nine months of the year. We continue to see excellent loan growth in the Columbia market and solid growth in Orangeburg. "

"Last October we combined our four community banks - Orangeburg National Bank, Sumter National Bank, Florence National Bank and the Bank of Ridgeway - into one financial institution. Over the past two years we have rebuilt our corporate structure and created a community bank for the 21st century. As we look to the last quarter of the year, we believe that 2007 has been a year of transition and improvement. We believe we've built a bank infrastructure, with the personnel and systems, which will enable us to be competitive in the future. We believe that our infrastructure, combined with constantly improving asset quality, will generate success. We also understand that the proof of those assertions will be in the consistent improvement of our operating earnings over time. We look forward enthusiastically to the future. We see it as an opportunity to continue to grow a better bank so we can continue to better serve our customers, and, by doing so, better serve our shareholders."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for Community Resource Bank
N. A.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2006 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

All amounts in thousands, except per share data

                                                                  Nine months ended September 30,     Quarter ended September 30,
Income statement summary                                            2007               2006             2007              2006
------------------------                                            ----               ----             ----              ----
Net interest income ........................................       $16,011           $16,138           $ 5,452           $ 5,544
Provision for loan losses ..................................       $   925             1,955           $   375           $   665
Non-interest income ........................................       $ 6,331             5,952           $ 1,739           $ 1,958
Non-interest expense .......................................       $16,126            14,165           $ 5,411           $ 4,906
Income tax provision .......................................       $ 1,944             2,195           $   533           $   730
  Net income ...............................................       $ 3,347             3,775           $   872           $ 1,201
Basic earnings per common share:
  Average shares ...........................................         4,464             4,429             4,464             4,439
  Earnings per share .......................................       $  0.75           $  0.85           $  0.20           $  0.27
Diluted earnings per common share:
  Average shares ...........................................         4,512             4,500             4,546             4,518
  Earnings per share .......................................       $  0.74           $  0.84           $  0.19           $  0.27
Cash dividends per share ...................................       $  0.36           $  0.33           $  0.12           $  0.11

                                            Sept. 30     At Dec. 31,   Sept. 30,
Balance Sheet summary                         2007          2006           2006
---------------------                         ----          ----           ----
Gross loans ..........................      $456,742      $409,720      $412,106
Allowance for loan losses ............      $  5,877      $  4,662      $  9,054
Total assets .........................      $593,549      $578,517      $560,939
Total deposits .......................      $471,432      $483,621      $470,817
Shareholders' equity .................      $ 54,558        52,624        51,851
Common shares outstanding ............         4,443         4,441         4,442
Book value per share .................      $  12.28      $  11.85      $  11.67